Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 13, 2013, with respect to the consolidated financial statements of Fox Factory Holding Corp. contained in the Prospectus (File No. 333-189841), filed on August 8, 2013, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ Grant Thornton LLP

San Jose, California

November 7, 2013